EXHIBIT 4.25
ELEVENTH SUPPLEMENTAL INDENTURE
     This ELEVENTH SUPPLEMENTAL INDENTURE is dated as of [•], 2011 (this “Eleventh Supplemental Indenture”), by and among PROLOGIS, a real estate investment trust organized under the laws of the State of Maryland having its principal office at 4545 Airport Way, Denver, Colorado 80239 (the “Company”), NEW PUMPKIN INC., a corporation organized under the laws of the State of Maryland having its principal office at 4545 Airport Way, Denver, Colorado 80239 (“New Pumpkin”), and U.S. BANK NATIONAL ASSOCIATION (as successor in interest to State Street Bank and Trust Company), having a corporate trust office at Corporate Trust Services, 100 Wall Street, Suite 1600, New York, New York 10005, as trustee (in such capacity, the “Trustee”) under the Base Indenture (as defined below).
RECITALS
     WHEREAS, the Company and the Trustee have heretofore entered into an Indenture, dated as of March 1, 1995 (the “Original Indenture”), as amended by a First Supplemental Indenture, dated as of February 9, 2005, a Second Supplemental Indenture, dated as of November 2, 2005, a Third Supplemental Indenture, dated as of November 2, 2005, a Fourth Supplemental Indenture, dated as of March 26, 2007 (the “Fourth Supplemental Indenture”), a Fifth Supplemental Indenture, dated as of November 8, 2007 (the “Fifth Supplemental Indenture”), a Sixth Supplemental Indenture, dated as of May 7, 2008 (the “Sixth Supplemental Indenture”), a Seventh Supplemental Indenture, dated as of May 7, 2008, an Eighth Supplemental Indenture, dated as of August 14, 2009, a Ninth Supplemental Indenture, dated as of October 1, 2009 and a Tenth Supplemental Indenture, dated as of March 16, 2010 (the “Tenth Supplemental Indenture,” and, together with the Fourth Supplemental Indenture, the Fifth Supplemental Indenture and the Sixth Supplemental Indenture, the “Convertible Notes Supplemental Indentures”) (the Original Indenture as so supplemented, the “Base Indenture”), pursuant to which the Company issued its 2.25% Convertible Senior Notes due 2037 (the “2.25% Convertible Senior Notes”), 1.875% Convertible Senior Notes due 2037 (the “1.875% Convertible Senior Notes”), 2.625% Convertible Senior Notes due 2038 (the “2.625% Convertible Senior Notes”) and 3.25% Convertible Senior Notes due 2015 (the “3.25% Convertible Senior Notes,” and, together with the 2.25% Convertible Senior Notes, the 1.875% Convertible Senior Notes and the 2.625% Convertible Senior Notes, the “Convertible Notes”).
     WHEREAS, Section 8.06(a) of each of the Convertible Notes Supplemental Indentures provides that if any consolidation, merger or combination of the Company with another Person occurs, as a result of which holders of Common Shares shall be entitled to receive cash, securities or other property or assets with respect to or in exchange for such Common Shares (any such event a “Merger Event”), the Company and the successor entity, as applicable, shall execute with the Trustee a supplemental indenture providing for the conversion and settlement of the Convertible Notes as set forth in each of the Convertible Notes Supplemental Indentures;
     WHEREAS, Section 8.06(b) of each of the Convertible Notes Supplemental Indentures provides that at the effective time of a Merger Event, the right to convert each $1,000 principal amount of Convertible Notes will be changed to a right to convert such notes by reference to the kind and amount of cash, securities or other property or assets that a holder of a number of

Common Shares equal to the specified conversion rate immediately prior to such transaction would have owned or been entitled to receive (the “Reference Property”) such that from and after the effective time of such transaction, a noteholder will be entitled to convert its Convertible Notes, subject to the successor’s right to deliver cash, common shares or common stock of such successor or a combination thereof, as applicable, in lieu of the common shares otherwise deliverable, into the same type (and in the same proportion) of Reference Property, based on the Daily Settlement Amounts of Reference Property in an amount equal to the applicable conversion rate, as described under Section 8.02(b) of each Convertible Notes Supplemental Indenture;
     WHEREAS, on January 30, 2011, the Company entered into an Agreement and Plan of Merger by and among the Company, New Pumpkin, AMB Property Corporation, a corporation organized under the laws of the State of Maryland (“AMB Property Corporation”), AMB Property, L.P., a limited partnership organized under the laws of the State of Delaware, Upper Pumpkin LLC, a limited liability company organized under the laws of the State of Delaware (“Upper Pumpkin”) and Pumpkin LLC, a limited liability company organized under the laws of the State of Delaware (“Pumpkin LLC”), as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated March 9, 2011 (as so amended, the “Merger Agreement”), pursuant to which, among other things: (i) the Company was reorganized into an UPREIT structure by merging Pumpkin LLC with and into the Company, with the Company continuing as the surviving entity and as a direct, wholly-owned subsidiary of Upper Pumpkin and an indirect wholly-owned subsidiary of New Pumpkin (the “ProLogis Merger”), whereby each outstanding Common Share was converted into one newly issued share of New Pumpkin common stock (“New Pumpkin Common Stock”) and (ii) following the ProLogis Merger, New Pumpkin will be merged with and into AMB Property Corporation with AMB Property Corporation continuing as the surviving corporation under the name “ProLogis, Inc.” (the “Topco Merger”), whereby each outstanding share of New Pumpkin Common Stock will be converted into the right to receive 0.4464 of a newly issued share of common stock, par value $0.01 per share of ProLogis, Inc.;
     WHEREAS, the shares of New Pumpkin Common Stock into which the Common Shares have been converted are Reference Property as provided in Section 8.06(b) of the Convertible Notes Supplemental Indentures;
     WHEREAS, the Board of Directors of New Pumpkin and the Board of Trustees of the Company have duly adopted resolutions authorizing New Pumpkin and the Company, respectively, to execute and deliver this Eleventh Supplemental Indenture;
     WHEREAS, the ProLogis Merger has been consummated on the date hereof and this Eleventh Supplemental Indenture is being executed and delivered concurrently therewith; and
     WHEREAS, all things necessary to make the Base Indenture, as hereby modified, a valid agreement of New Pumpkin and the Company, in accordance with its terms, have been done.
NOW, THEREFORE, THIS ELEVENTH SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises and of the covenants contained herein and in the Base Indenture, New Pumpkin, the Company and the Trustee covenant and agree, for the equal and proportionate benefit of all Holders of the Convertible Notes, as follows:
ARTICLE I
DEFINITIONS
     Section 1.01 Relation to Base Indenture. This Eleventh Supplemental Indenture constitutes an integral part of the Base Indenture.
     Section 1.02 Definitions. For all purposes of this Eleventh Supplemental Indenture, except as otherwise expressly provided for or unless the context otherwise requires:
          (a) Capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Base Indenture,
          (b) Terms defined both herein and in the Base Indenture shall have the meanings assigned to them herein;
          (c) All references herein to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of this Eleventh Supplemental Indenture.
          (d) All other terms used in this Eleventh Supplemental Indenture, which are defined in the Trust Indenture Act or which are by reference therein defined in the Securities Act (except as herein otherwise expressly provided or unless the context otherwise requires) shall have the meanings assigned to such terms in said Trust Indenture Act and in said Securities Act as in force at the date of the execution of this Eleventh Supplemental Indenture. The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Eleventh Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision.
ARTICLE II
EFFECT OF MERGER
     Section 2.01 In accordance with Section 8.06 of the Convertible Notes Supplemental Indentures, on and after the effective time of the ProLogis Merger, the right to convert each $1,000 principal amount of Convertible Notes into Common Shares will be changed to a right to exchange such Convertible Notes by reference to that number of shares of New Pumpkin Common Stock that such holder of Convertible Notes would have owned or been entited to receive immediately after the effective time of the ProLogis Merger if such holder had converted its Convertible Notes immediately prior to the effective time of the ProLogis Merger, subject to any subsequent adjustments as provided in Section 8.04 of the Convertible Notes Supplemental Indentures. New Pumpkin shall provide the Company, free of preemptive rights and free from all taxes, liens and charges with respect to the issuance thereof, a sufficient number of fully paid and non-assessable shares of New Pumpkin Common Stock as may be necessary to deliver from time to time to holders of Convertible Notes as such Convertible Notes are presented for exchange.

ARTICLE III
MISCELLANEOUS
     Section 3.01 Except as expressly modified or amended hereby, the Base Indenture continues in full force and effect and is in all respects confirmed, ratified and preserved. Notwithstanding the foregoing, in the case of conflict the provisions of this Eleventh Supplemental Indenture shall control.
     Section 3.02 This Eleventh Supplemental Indenture and all its provisions shall be deemed a part of the Base Indenture in the manner and to the extent herein and therein provided.
     Section 3.03 This Eleventh Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.
     Section 3.04 This Eleventh Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.
     Section 3.05 The Trustee shall not have any responsibility for the Recitals, which are made only by the Company and New Pumpkin, or for the validity or sufficiency of this Eleventh Supplemental Indenture.
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     IN WITNESS WHEREOF, the parties hereto have caused this Eleventh Supplemental Indenture to be duly executed as of the date first written above.

PROLOGIS

By:

Name:
Title:

[SEAL]

Attest:

By:

Name:
Title:

NEW PUMPKIN INC.

By:

Name:
Title:

[SEAL]

Attest:

By:

Name:
Title:

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:

Name:
Title:
[Signature Page to the Eleventh Supplemental Indenture]